Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorpation by reference in Registration Statement No. 333-182360 on Form S-8 of our report dated July 25, 2013, relating to the financial statements of Eagle Bancorp Montana, Inc. (which report expresses an unqualified opinion), appearing in this Annual Report on Form 10-K of Eagle Bancorp Montana, Inc. for the fiscal year ended June 30, 2013.

Certified Public Accountants

Abilene, Texas
September 19, 2013